UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                       Filed pursuant to Section 16(a) of the
                                       Securities Exchange Act of 1934,
                                       Section 17(a) of the Public
                                       Utility Holding Company Act of
                                       1935 or Section 30(f) of the
                                       Investment Company Act of 1940

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

Cherry                        Arthur                  L.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)

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2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      5/13/98

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors Inc.      FII

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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE)
__X___Director _________10% Owner __X___Officer (give title below)
_________Other (specify below)
      President Federated Services Company

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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY    2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)              SECURITIES     FORM:          BENEFICIAL
                           BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)
                           OWNED          OR
                           (INSTR. 4)     INDIRECT
                                          (I)
                                          (INSTR. 5)
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Class B Common Stock           439,200        D
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Class B Common Stock           34,800         I          By spouse as custodian
                                                         for minor children
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).










        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. TITLE OF DERIVATIVE  2. DATE              3.  TITLE AND AMOUNT OF SECURITIES       4.CONVERSION   5. OWNERSHIP      6.  NATURE
   SECURITY                EXERCISABLE           UNDERLYING DERIVATIVE SECURITY         OR              FORM OF         OF INDIRECT
   (INSTR. 4)              AND EXPIRATION        INSTR. 4)                              EXERCISE        DERIVATIVE      BENEFICIAL
                           DATE                                                         PRICE OF        SECURITY        OWNERSHIP
                           (MONTH/DAY/YEAR)                                             DERIVATIVE      DIRECT (D)       (INSTR. 5)
                                                                                        SECURITY        OR INDIRECT (I)
                                                                                        (INSTR. 5)

                        Date         Expiration    Title           Amount or Number
                        Exercisable  Date                               of Shares


*Stock Options (right to   1/28/08   1/28/09  Class B Common Stock    300,000            $9.30      D
purchase)

Stock Options (right to    6/30/2006 6/30/2007Class B Common Stock    60,000             $6         D
purchase)



*  Business performance may cause earlier vesting and exervisability.

** Intentional misstaments or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Arthur L. Cherry
**Signature of Reporting Person                            Date